Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Robert D. Stiles Chief Financial Officer T: +352 2469 7903 E: robert.stiles@altisource.lu
ALTISOURCE ANNOUNCES 3RD QUARTER RESULTS
Luxembourg, 11 November 2009 — Altisource Portfolio Solutions S.A. (“Altisource” or “the Company”) (NASDAQ: ASPS), a provider of services focused on high-value, knowledge based functions principally related to real estate and mortgage portfolio management, asset recovery and customer relationship management, today announced financial results for the third quarter and nine months ended September 30, 2009.
Third Quarter 2009 Highlights
•	On August 10, 2009, Altisource became a stand-alone public company in connection with its separation from Ocwen Financial Corporation (“Ocwen”) and commenced trading on the NASDAQ Global Select Market;

•	Revenues were $54.1 million for the quarter ended September 30, 2009 reflecting an 8.6% increase over the second quarter and a 42.2% increase over the same quarter in 2008. Year-to-date revenues were $146.5 million as compared to $121.4 million, an increase of 20.6%, for the nine-months ended September 30, 2008.

•	EBITDA was $14.3 million for the quarter ended September 30, 2009 reflecting an 11.5% increase over the second quarter and a 197.0% increase over the same quarter in 2008. Year-to-date EBITDA was $36.4 million as compared to $19.5 million, an increase of 87.1%, for the nine-months ended September 30, 2008.

•	Net income was $8.6 million, or $0.36 per fully-diluted share on a pro forma basis, for the quarter ended September 30, 2009 compared to net income of $0.9 million, or $0.04 per fully-diluted share on a pro forma basis, for the same quarter in 2008. Year-to-date net income was $20.1 million, or $0.83 per fully-diluted share on a pro forma basis, compared to net income of $6.9 million, or $0.29 per fully-diluted share on a pro forma basis, for the same period in 2008.

Financial Results

	Three Months Ended		Nine Months Ended
(in thousands, except per share data)	September 30,		September 30,
	2009	2008	2009	2008
Revenue	$54,064	$38,007	$146,486	$121,423
Cost of revenue	33,453	28,927	91,805	88,636

Gross profit	20,611	9,080	54,681	32,787
Selling, general and administrative expenses	11,065	7,142	27,216	21,285

Income from operations	9,546	1,938	27,465	11,502

Other income (expense), net
Interest expense, net	(191)	(608)	(1,601)	(1,931)
Other, net	2,737	(19)	2,756	(12)

Total other income (expense), net	2,546	(627)	1,155	(1,943)

Income before income taxes	12,092	1,311	28,620	9,559
Income tax provision	(3,448)	(368)	(8,522)	(2,683)

Net income	$8,644	$943	$20,098	$6,876

Earnings per share(1):
Basic	$0.36	$0.04	$0.84	$0.29

Diluted	$0.36	$0.04	$0.83	$0.29

Weighted average shares outstanding(1):
Basic	24,050	24,050	24,050	24,050

Diluted	24,303	24,050	24,303	24,050

Transactions with related parties included above:
Revenue	$23,214	$13,472	$62,549	$44,716

Selling, general and administrative expenses	$522	$1,501	$4,308	$4,571

Interest expense	$193	$532	$1,290	$1,698

Reconciliation to EBITDA:
Income before income taxes	12,092	$1,311	$28,620	$9,559
Interest expense, net	191	608	1,601	1,931
Depreciation and amortization	1,393	2,282	4,188	6,047
Amortization of intangibles	668	628	2,004	1,924

EBITDA	14,344	$4,829	$36,413	$19,461

(1)	Earnings per share and weighted average shares outstanding for the three and nine months ended September 30, 2009 and 2008 are reflected on a pro forma basis.
Revenue
Revenue for the third quarter of 2009 increased to $54.1 million, a 42.2% increase over the comparable period in 2008. In addition, Altisource continues to see sequential increase in revenue per quarter as third quarter of 2009 revenue was 8.6% greater than second quarter of 2009 revenue.

The following table presents revenue by segment for the periods ended September 30, 2009 and 2008:

				Nine Months Ended
	Three Months Ended September 30,			September 30,
(in thousands)	2009	2008	% Change	2009	2008	% Change

Mortgage Services	$29,141	$11,617	150.8%	$70,861	$40,176	76.4%
Financial Services	15,837	18,653	(15.1)	49,624	57,182	(13.2)
Technology Products	12,451	11,672	6.7	35,133	34,566	1.6
Corporate and Eliminations	(3,365)	(3,935)	14.5	(9,132)	(10,501)	13.0

Total Revenue	$54,064	$38,007	42.2%	$146,486	$121,423	20.6%

Transactions with related parties:
Mortgage Services	$18,141	$8,154	122.5%	$46,685	$30,352	53.8%

Financial Services	$27	$—	N/M	$64	$—	N/M

Technology Products	$5,046	$5,318	(5.1)%	$15,800	$14,364	10.0%

N/M — not meaningful.
The significant revenue trends in the current quarter include:
•	150.8% increase in Mortgage Services revenue for the third quarter of 2009 over the comparable quarter in 2008 driven principally by the introduction and growth of new default associated services including property inspection and property preservation, closing and title services, real estate sales and default management services. In addition, during the second quarter of 2009, Altisource also renewed and expanded a relationship with a component services customer. Mortgage Services revenue for the third quarter increased 21.3% over the second quarter as the Company continued to expand its geographic presence;

•	15.1% decrease in Financial Services revenue for the third quarter of 2009 over the comparable quarter in 2008 driven by overall economic conditions. Generally during an economic downturn, Altisource experiences a decrease in collection rates offset by an increase in placements due to rising delinquencies. Uncharacteristically, and despite continued strong performance for its customers, during the third quarter Altisource has seen a decrease in debt placements even though unemployment has continued to rise. The Company believes this is the result of tightened credit standards and reduced consumer spending. This has led to an overall decrease in Financial Services revenue. Altisource was able to partially offset this impact with an increase in mortgage charge-off placements and placements with new customers; and a

•	6.7% increase in Technology Products revenue for the third quarter of 2009 over the comparable quarter in 2008 from higher REAL suite revenues due to the expansion of a relationship in the second quarter of 2008 with a customer for its use of REALServicing®, partially offset by decreases in IT infrastructure services (due to cost reduction efforts in other segments which for certain of these costs equate to a corresponding reduction of revenue in this segment).
EBITDA
EBITDA for the third quarter of 2009 increased over the comparable period in 2008 by $9.5 million to $14.3 million, a 197.0% increase. The following table presents EBITDA by segment for the periods ended September 30, 2009 and 2008:

				Nine Months Ended
	Three Months Ended September 30,			September 30,
(in thousands)	2009	2008	% Change	2009	2008	% Change

Mortgage Services	$10,719	$3,146	240.7%	$24,985	$9,904	152.3%
Financial Services	597	(1,578)	137.8	1,324	(570)	332.3
Technology Products	6,238	3,261	91.3	15,164	10,127	49.7
Corporate and Eliminations	(3,210)	—	N/M	(5,060)	—	N/M

Total EBITDA	$14,344	$4,829	197.0%	$36,413	$19,461	87.1%

•	Gross margin percentage increased to 38.1% for the third quarter of 2009 from 23.9% for the same period in 2008. The increase in gross margin is primarily a result of the composition of revenue being more weighted towards Mortgage Services which have higher margins. In addition, Altisource has been reducing compensation costs within the Financial Services segment both by reducing the overall number of collectors as well as redistributing collectors to less expensive locations.
•	Operating margin percentage increased to 17.7% for the third quarter of 2009 from 5.1% for the same period in 2008. The increase in operating margin is primarily a result of an increase in gross margins as discussed above, partially offset by an increase to selling, general and administrative expenses primarily related to:
•	$1.5 million of costs for the third quarter of 2009 incurred as part of the separation from Ocwen; and
•	$2.3 million of facility closure costs recorded in the third quarter of 2009 primarily consisting of lease exit costs and severance for the closure of two facilities. The Company expects these facility closures will reduce occupancy costs in future periods.
•	Income before income taxes increased by $10.8 million to $12.1 million for the third quarter of 2009 as compared to $1.3 million in the same period in 2008. In addition to the changes discussed above, the following items also impacted income before income taxes:
•	$2.3 million of other income recorded in the third quarter of 2009 relating to a litigation settlement; and
•	$0.4 million reduction in interest expense allocated from Ocwen prior to the separation date.
Income Taxes
The income tax provision was $3.4 million for the third quarter of 2009. The effective tax rate was 28.5% in the third quarter of 2009 compared to 28.1% in the same period in 2008. Income tax provision on income before income tax differs from amounts that would be computed by applying the Luxembourg federal corporate income tax rate of 28.6% primarily because of the effect of differing tax rates outside of Luxembourg, indefinite deferral on earnings of non-U.S. affiliates and additional foreign income taxes. The additional non-U.S. foreign income taxes were the primary reason for the increase in the effective tax rate between periods.
Non-GAAP measures
The Company utilizes a number of different financial measures, both United States generally accepted accounting principles (“GAAP”) and non-GAAP, in analyzing and assessing its overall business performance, for making operating decisions, for compensation decisions and for forecasting and planning future periods. The Company considers the use of non-GAAP financial measures, including EBITDA, helpful in assessing its current financial performance, ongoing operations and prospects for the future. While the Company uses non-GAAP financial measures as a tool to enhance its understanding of certain aspects of its financial performance and to provide incremental insight into the underlying factors and trends affecting both the Company’s performance and its cash-generating potential, the Company does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial measures. Consistent with this approach, the Company believes that disclosing non-GAAP financial measures to the readers of its financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial measures, allows for greater transparency in the review of its financial and operational performance and enables investors to more fully understand trends in its current and future performance.
Forward-Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical fact, including statements about our beliefs and expectations. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: our ability to retain existing customers and attract new customers; general economic and market conditions; governmental regulations, taxes and policies; availability of adequate and timely sources of liquidity and other risks and uncertainties detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of the Company’s Form 10, the Company’s subsequent reports on Form 10-Q and other filings with the Securities and Exchange Commission.
About Altisource
Altisource Portfolio Solutions S.A. (NASDAQ: ASPS) is a provider of services focused on high value, knowledge-based functions principally related to real estate and mortgage portfolio management, asset recovery and customer relationship management. Utilizing our integrated technology that includes decision models and behavioral based scripting engines, we provide solutions that improve our clients’ performance and maximize their returns. Additional information is available at www.altisource.com.

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